Exhibit 99.2

American Eagle Outfitters, Inc.
August 2010

Recorded Sales Commentary dated September 2, 2010

Good morning and welcome to the American Eagle Outfitters August 2010 Sales Commentary. This is Judy Meehan, Vice President of Investor Relations. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

Due to the second quarter closure of MARTIN+OSA, sales from that operation for the prior year period have been reclassified as discontinued operations and are not included in the following results. Total sales for the four weeks ended August 28, 2010 increased 3% to $312 million compared to $304 million for the four weeks ended August 29, 2009. Consolidated comparable store sales increased 1%, compared to a 7% decrease for the same period last year.

August sales and margin results were consistent with our plan. AE women's comps increased in the low single-digits and men's declined in the low single-digits.

A positive response to key back-to-school categories, including denim, knit tops and sweaters, combined with well-received planned promotions led to a mid single-digit increase in the average transaction value. Units per transaction rose in the high single-digits. An AUR decline of low single-digits was on-plan, reflecting a balance of strong value and our tiered pricing strategy.

We continue to expect third quarter comps to be flat to down in the low single-digits, which assumes a more conservative view of traffic, following peak back-to-school shopping. Based on this view, we expect third quarter EPS from continuing operations to be in the range of $0.23 to $0.26 per diluted share. This compares to adjusted earnings from continuing operations of $0.25 per share, which excludes a tax benefit of $0.07. Third quarter guidance excludes potential investment security charges.

Thank you for your continued interest in American Eagle Outfitters.